UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2005
LEARNING CARE GROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan	0-27656	38-3261854

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21333 Haggerty Road, Suite 300, Novi, Michigan		48375

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (248) 697-9000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 21, 2005, the Compensation Committee of the Board of Directors of the Company adopted the Officer Incentive Plan for Fiscal 2006 (the “Incentive Plan”) to incentivize and reward annual performance of the Company’s four Executive Officers for the fiscal year ending March 31, 2006 (the “2006 Fiscal Year”). The Compensation Committee structured the Incentive Plan with three components. First, the Compensation Committee established an incentive formula tied to a targeted level of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Pursuant to this component of the Incentive Plan, bonuses of 10% of base salary will be awarded upon the Company’s achievement of 95% of the Company’s 2006 Fiscal Year EBITDA goal (the “EBITDA Goal”). A bonus of 50% of base salary will be awarded upon achievement of the EBITDA Goal, and a bonus of 100% of base salary will be awarded upon achievement of 120% of the EBITDA Goal. If EBITDA is between 95% of the EBITDA Goal and the EBITDA Goal, bonuses will increase, on a straight line basis, from 10% to 50% of base salary. If EBITDA is between the EBITDA Goal and 120% of the EBITDA Goal, bonuses will increase, on a straight line basis, from 50% to 100% of base salary.
     The second component of the Incentive Plan consists of the award to each of the Executive Officers of a bonus of up to an additional 10% of base salary, based on the achievement of strategic goals and initiatives agreed upon by the Compensation Committee and the Executive Officers at the beginning of the 2006 Fiscal Year. The strategic goals and initiatives will be the same for each of the Executive Officers.
     Finally, the Compensation Committee will have discretion to increase or decrease bonuses payable under the Incentive Plan by up to 10% of the Executive Officer’s annual base salary based upon a review, with management, of items that had a significant impact on EBITDA during the 2006 Fiscal Year. The Compensation Committee will consider the impact of such items which are outside of management’s control on EBITDA in adjusting bonuses.
Item 9.01. Financial Statements and Exhibits.

(a) — (b)	Not applicable.

(c)	Exhibits.

10 Officer Incentive Plan for Fiscal 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEARNING CARE GROUP, INC.
Date: July 27, 2005	By:	/s/ Frank M. Jerneycic
Frank M. Jerneycic
Its: Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

10	Officer Incentive Plan for Fiscal 2006.